File No. 70-8461

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 17
                             (Post-Effective No. 14)
                                       TO
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                      under
                 The Public Utility Holding Company Act of 1935

     ALABAMA POWER COMPANY                         GULF POWER COMPANY
     600 North 18th Street                        500 Bayfront Parkway
  Birmingham, Alabama  35291                    Pensacola, Florida  32501

     GEORGIA POWER COMPANY                      MISSISSIPPI POWER COMPANY
241 Ralph McGill Boulevard, NE                       2992 West Beach
    Atlanta, Georgia  30308                   Gulfport, Mississippi  39501

                       SAVANNAH ELECTRIC AND POWER COMPANY
                               600 East Bay Street
                             Savannah, Georgia 31401

               (Name of company or companies filing this statement
                  and addresses of principal executive offices)

                              THE SOUTHERN COMPANY

  (Name of top registered holding company parent of each applicant or declarant)

 Art P. Beattie, Vice President,                   Warren E. Tate, Secretary
    Secretary and Comptroller                            and Treasurer
      Alabama Power Company                           Gulf Power Company
      600 North 18th Street                          500 Bayfront Parkway
   Birmingham, Alabama  35291                      Pensacola, Florida  32501

Judy M. Anderson, Vice President                  Michael W. Southern, Vice
     and Corporate Secretary                  President, Secretary and Treasurer
      Georgia Power Company                        Mississippi Power Company
 241 Ralph McGill Boulevard, NE                         2992 West Beach
     Atlanta, Georgia  30308                     Gulfport, Mississippi  39501

                   Kirby R. Willis, Vice President, Treasurer
                           and Chief Financial Officer
                       Savannah Electric and Power Company
                               600 East Bay Street
                             Savannah, Georgia 31401

                   (Names and addresses of agents for service)

          The Commission is requested to mail signed copies of all orders, notices and communications to:

      W. L. Westbrook                             John D. McLanahan, Esq.
 Financial Vice President                          Troutman Sanders LLP
   The Southern Company                         600 Peachtree Street, N.E.
 270 Peachtree Street, NW                               Suite 5200
  Atlanta, Georgia  30303                      Atlanta, Georgia  30308-2216


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ITEM 1.        DESCRIPTION OF PROPOSED TRANSACTIONS.

               "It is considered that the record is now complete with respect to the issuance by Alabama Power Capital Trust III, Alabama Power Capital Trust IV and Alabama Power Capital Trust V of $500,000,000 aggregate liquidation amount of Trust Preferred Securities and the related issuance by Alabama of the related series of Junior Subordinated Notes and the Guarantees. It is further considered that the record is now complete with respect to the issuance by Georgia Power Capital Trust IV, Georgia Power Capital Trust V and Georgia Power Capital Trust VI of $310,750,000 aggregate liquidation amount of Trust Preferred Securities and the related issuance by Georgia of the related series of Junior Subordinated Notes and the Guarantees. It is further considered that the record is now complete with respect to the issuance by Mississippi Power Capital Trust II and Mississippi Power Capital Trust III of $75,000,000 aggregate liquidation amount of Trust Preferred Securities and the related issuance by Mississippi of the related series of Junior Subordinated Notes and the Guarantees. The terms of such Trust Preferred Securities, Junior Subordinated Notes and Guarantees will be as particularly described in Amendment No. 10 in the case of Alabama, in Amendment No. 9 in the case of Georgia and in Amendment No. 12 in the case of Mississippi, all previously filed herein.
               The applicants request that the Commission continue to reserve jurisdiction, pending completion of the record, over the issuance and sale through December 31, 2005 by Savannah of $40,000,000 of preferred securities.
               As described in each amendment referenced above, each Trust will issue only one series of Trust Preferred Securities (the "Trust Preferred Securities") and the distribution rate to be borne by the Trust Preferred Securities will not exceed 12.5% per annum (expressed as a percentage of liquidation amount) and shall also be the distribution rate for the Trust Common Securities and the interest rate for the related Junior Subordinated Notes (the "Securities Rate"). The Junior Subordinated Notes will have a maturity of up to

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50 years and will not be convertible into any other securities or assets of the respective applicant or the Trust. In addition, in view of the fact that the proceeds of the sale of the Trust Preferred Securities will be loaned to the respective applicant, such applicant will agree to pay the underwriters' compensation for their services in an amount not exceeding 4% of the aggregate liquidation amount of such Trust Preferred Securities.

" ITEM 2. FEES, COMMISSIONS AND EXPENSES.

               The estimated fees and expenses to be incurred by Alabama in connection herewith are as follows:
                                                                     Each
                                                    Initial       Additional
                                                   Issuance        Issuance
*Filing fees - Securities and Exchange Commission    $227,273      $    --
 Fees and Expenses of Trustees.....................     9,500        9,500
*Listing on New York Stock Exchange................   135,300           --
 Printing charges..................................    40,000       15,000
 Rating Agency Fees................................   107,000       65,000
 Services of Southern Company Services, Inc........    30,000       15,000
 Fees and Expenses of counsel......................    90,000       65,000
 Blue sky fees and expenses........................     3,500        3,500
 Fees of accountants, Arthur Andersen LLP..........    42,000       25,000
 Miscellaneous.....................................    17,150        7,000
                                                   -----------   ----------
               TOTAL...............................   $700,000     $205,000


*These categories of expenses are a function of the amount of issuance.



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               The estimated fees and expenses to be incurred by Georgia in connection herewith are as follows:
                                                                      Each
                                                    Initial        Additional
                                                   Issuance         Issuance
* Filing fees - Securities and Exchange Commission    $295,000      $     --
  Fees and Expenses of Trustees....................      9,500         9,500
* Listing on New York Stock Exchange...............    170,300            --
  Printing charges.................................     40,000        15,000
  Rating Agency Fees...............................    137,000       120,000
  Services of Southern Company Services, Inc.......     30,000        15,000
  Fees and Expenses of counsel.....................     40,000        25,000
  Blue sky fees and expenses.......................      3,500         3,500
  Fees of accountants, Arthur Andersen LLP.........     42,000        25,000
  Miscellaneous....................................     12,200         7,000
                                                   -----------    ----------
               TOTAL...............................   $770,000      $220,000

*These categories of expenses are a function of the amount of issuance.

               The estimated fees and expenses to be incurred by Mississippi in connection herewith are as follows:
                                                                      Each
                                                      Initial      Additional
                                                      Issuance      Issuance
* Filing fees - Securities and Exchange Commission    $118,000     $     --
  Fees and Expenses of Trustees....................      9,500        9,500
* Listing on New York Stock Exchange...............     86,300           --
  Printing charges.................................     40,000       10,000
  Rating Agency Fees...............................     98,500       27,500
  Services of Southern Company Services, Inc.......     40,000       10,000
  Fees and Expenses of counsel.....................     65,000       35,000
  Blue sky fees and expenses.......................      3,500        3,500
  Fees of accountants, Arthur Andersen LLP.........     40,000       20,000
  Miscellaneous....................................     11,700        7,000
                                                    ----------   ----------
               TOTAL...............................   $520,000     $130,000

*These categories of expenses are a function of the amount of issuance.




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ITEM 3.        APPLICABLE STATUTORY PROVISIONS.

         3.2 Rule 54 Analysis: The proposed transaction is also subject to Rule 54, which provides that, in determining whether to approve an application which does not relate to any "exempt wholesale generator" ("EWG") or "foreign utility company" ("FUCO"), the Commission shall not consider the effect of the capitalization or earnings of any such EWG or FUCO which is a subsidiary of a registered holding company if the requirements of Rule 53(a), (b) and (c) are satisfied.
         Southern currently meets all of the conditions of Rule 53(a), except for clause (1). At January 31, 1998, Southern's "aggregate investment," as defined in Rule 53(a)(1), in EWGs and FUCOs was approximately $2.899 billion, or about 76.82% of Southern's "consolidated retained earnings," also as defined in Rule 53(a)(1), for the four quarters ended September 30, 1997 ($3,774 million). With respect to Rule 53(a)(1), however, the Commission has determined that Southern's financing of investments in EWGs and FUCOs in an amount greater than the amount that would otherwise be allowed by Rule 53(a)(1) would not have either of the adverse effects set forth in Rule 53(c). See The Southern Company, Holding Company Act Release No. 16501, dated April 1, 1996 (the "Rule 53(c) Order"); and Holding Company Act Release No. 26646, dated January 15, 1997 (order denying request for reconsideration and motion to stay).
         In addition, Southern has complied and will continue to comply with the record-keeping requirements of Rule 53(a)(2), the limitation under Rule 53(a)(3) on the use of Operating Company personnel to render services to EWGs and FUCOs, and the requirements of Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail rate regulatory commissions. Further, none of the circumstances described in Rule 53(b) has occurred.

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         Moreover, even if the effect of the capitalization and earnings of EWGs and FUCOs in which Southern has an ownership interest upon the Southern holding company system were considered, there is no basis for the Commission to withhold or deny approval for the proposal made in this Application-Declaration. The action requested in the instant filing (viz. Issuance of preferred securities by Alabama Power Capital Trust III, Alabama Power Capital Trust IV, Alabama Power Capital Trust V, Georgia Power Capital Trust IV, Georgia Power Capital Trust V, Georgia Power Capital Trust VI, Mississippi Power Capital Trust II and Mississippi Power Capital Trust III) would not, by itself, or even considered in conjunction with the effect of the capitalization and earnings of Southern's
EWGs and FUCOs, have a material adverse effect on the financial integrity of the Southern system, or an adverse impact on Southern's public-utility subsidiaries, their customers, or the ability of State commissions to protect such public-utility customers.
         The Rule 53(c) Order was predicated, in part, upon an assessment of Southern's overall financial condition which took into account, among other factors, Southern's consolidated capitalization ratio and the recent growth trend in Southern's retained earnings. As of December 31, 1995, the most recent fiscal year preceding the Rule 53(c) Order, Southern's consolidated capitalization consisted of 49.3% equity (including mandatorily redeemable preferred securities) and 50.7% debt (including $1.68 billion of long-term, non-recourse debt and short-term debt related to EWGs and FUCOs). As of year-end 1996, that ratio was 52.9% equity and 47.1% debt (including $1.74 billion of long-term, non-recourse debt and short-term debt related to EWGs and FUCOs); and as of September 30, 1997, the comparable ratio was 48.9% equity and 51.1% debt (including $4.354 billion of long-term, non-recourse debt and short-term debt related to EWGs and FUCOs). On a pro forma basis, taking into consideration,

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among other things, the transactions contemplated hereby such ratios are 50.1%
and 49.9%, respectively, for equity and debt. The common equity component of Southern's pro forma consolidated capitalization represents 36.7% of total capitalization at September 30, 1997. Thus, since the date of the Rule 53(c) Order, there has been no material change in Southern's consolidated capitalization ratio, which remains within acceptable ranges and limits of rating agencies as evident by the continued "A" corporate credit rating of Southern. Specifically, in January 1997 Standard & Poor's assigned Southern its corporate credit rating of "A" which was consistent with the implied corporate rating previously held by Southern. This implied rating had been in effect since May 1995. Therefore, since the April 1996 issue of the Rule 53(c) Order, the Southern consolidated credit rating has remained at "A" thereby demonstrating Southern's continued strong financial integrity. In addition, the underlying ratings of the affiliated operating companies, which have a strong influence on the Southern corporate rating, are all "A+". As a point of reference, the pro forma percentage of debt in the total capital structure of the Southern domestic operating utility companies is 40.1%, which is solidly below the median total debt ratio of the Standard & Poor's "A" rated vertically integrated utilities.1
         Southern's consolidated retained earnings grew on average approximately 8.8% per year from 1991 through 1995. In 1996, consolidated retained earnings increased $280,365,000, or slightly more than 8%. The small reduction in the rate of earnings growth was primarily attributable to reduced domestic utility sales due to mild weather conditions throughout most of 1996 in the southeastern United States. Earnings attributable to Southern's investments in EWGs and FUCOs continued to contribute modestly to consolidated retained earnings.

_____________________

1 Currently, capitalization ratios, including short-term debt, for "A" rated vertically integrated electric utilities have a median total debt to total capital ratio of 45% as noted by Standard & Poor's in May 1997 for companies rated both publicly and confidentially. Prior to issuing this rating standard, the Standard & Poor's total debt to total capital benchmark for an "A" rated vertically integrated investor-owned-utility having an average business position was 47%.

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                  Accordingly, since the date of the Rule 53(c) Order, the
capitalization and earnings attributable to Southern's investments in EWGs and FUCOs has not had any adverse impact on Southern's financial integrity.
         Reference is made to Exhibit I filed herewith which reflects capitalization at September 30, 1997 and the Statement of Income for the twelve months ended September 30, 1997 for Southern and subsidiaries consolidated.

ITEM 6.        EXHIBITS AND FINANCIAL STATEMENTS.

         A.    Exhibits:

                A-1      - Trust Agreement of Alabama Power Capital Trust III.
                           (Designated in Form S-3 File No. 333-17333, as
                           Exhibit 4.4-B.)

                A-2      - Trust Agreement of Alabama Power Capital Trust IV.
                           (Designated in Form S-3 File No. 333-17333, as
                           Exhibit 4.4-C.)

                A-3      - Trust Agreement of Alabama Power Capital Trust V.
                           (Designated in Form S-3 File No. 333-40629, as
                           Exhibit 4.6-C.)

                A-4      - Trust Agreement of Georgia Power Capital Trust IV.
                           (Designated in Form S-3 File No. 333-43895, as
                           Exhibit 4.6-A.)

                A-5      - Trust Agreement of Georgia Power Capital Trust V.
                           (Designated in Form S-3 File No. 333-43895, as
                           Exhibit 4.6-B.)

                A-6      - Trust Agreement of Georgia Power Capital Trust VI.
                           (Designated in Form S-3 File No. 333-43895, as
                           Exhibit 4.6-C.)

                A-7      - Trust Agreement of Mississippi Power Capital Trust
                           II. (Designated in Form S-3 File No. 333-20469, as
                           Exhibit 4.4-B.)

                A-8      - Trust Agreement of Mississippi Power Capital Trust
                           III. (Designated in Form S-3 File No. 333-45069, as
                           Exhibit 4.6-B.)
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                A-9      - Form of Amended and Restated Trust Agreement for
                           Alabama Power Capital Trust III. (Designated in Form S-3 File No. 333-17333, as Exhibit 4.5-B.)

                A-10     - Form of Amended and Restated Trust Agreement for
                           Alabama Power Capital Trust IV. (Designated in Form S-3 File No. 333-17333, as Exhibit 4.5-C.)

                A-11     - Form of Amended and Restated Trust Agreement for
                           Alabama Power Capital Trust V. (Designated in Form S-3 File No. 333-40629, as Exhibit 4.7-C.)

                A-12     - Form of Amended and Restated Trust Agreement for
                           Georgia Power Capital Trust IV. (Designated in Form S-3 File No. 333-43895, as Exhibit 4.7-A.)

                A-13     - Form of Amended and Restated Trust Agreement for
                           Georgia Power Capital Trust V. (Designated in Form S-3 File No. 333-43895, as Exhibit 4.7-B.)

                A-14     - Form of Amended and Restated Trust Agreement for
                           Georgia Power Capital Trust VI. (Designated in Form S-3 File No. 333-43895, as Exhibit 4.7-C.)

                A-15     - Form of Amended and Restated Trust Agreement for
                           Mississippi Power Capital Trust II. (Designated in Form S-3 File No. 333-20469, as Exhibit 4.5-B.)

                A-16     - Form of Amended and Restated Trust Agreement for
                           Mississippi Power Capital Trust III. (Designated in Form S-3 File No. 333-45069, as Exhibit 4.7-B.)

                B-1      - Subordinated Note Indenture between Alabama Power
                           Company and The Chase Manhattan Bank, as Trustee. (Designated in Alabama's Current Report on Form 8-K dated January 9, 1997 as Exhibit 4.1)

                B-2      - Subordinated Note Indenture between Georgia Power
                           Company and The Chase Manhattan Bank, as Trustee. (Designated in Georgia's Current Report on Form 8-K dated August 21, 1996 as Exhibit 4.1)

                B-3      - Subordinated Note Indenture between Mississippi
                           Power Company and Bankers Trust Company, as Trustee. (Designated in Mississippi's Current Report on Form 8-K dated February 20, 1997 as Exhibit 4.1)
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                B-4      - Form of Supplemental Indenture to Subordinated Note
                           Indenture between Alabama Power Company and The Chase Manhattan Bank, as Trustee. (Designated in Form S-3 File No. 333-17333, as Exhibit 4.2.)

                B-5      - Form of Supplemental Indenture to Subordinated Note
                           Indenture between Georgia Power Company and The Chase Manhattan Bank, as Trustee. (Designated in Form S-3 File No. 333-06037, as Exhibit 4.2.)

                B-6      - Form of Supplemental Indenture to Subordinated Note
                           Indenture between Mississippi Power Company and Bankers Trust Company, as Trustee. (Designated in Form S-3 File No. 333-20469, as Exhibit 4.2-A.)

                B-7      - Forms of Guarantee with respect to Preferred
                           Securities of Alabama Power Capital Trust III, Alabama Power Capital Trust IV and Alabama Power Capital Trust V. (Designated in Form S-3 File No. 333-17333, as Exhibits 4.8-B and 4.8-C and in Form S-3 File No. 333-40629, as Exhibit 4.11-C.)

                B-8      - Forms of Guarantee with respect to Preferred
                           Securities of Georgia Power Capital Trust IV, Georgia Power Capital Trust V and Georgia Power Capital Trust
                           VI. (Designated in Form S-3 File No. 333-43895, as Exhibits 4.11-A, 4.11-B and 4.11-C.)

                B-9      - Forms of Guarantee with respect to Preferred
                           Securities of Mississippi Power Capital Trust II and Mississippi Power Capital Trust III. (Designated in Form S-3 File No. 333-20469, as Exhibit 4.8-B and in Form S-3 File No. 333-45069, as Exhibit 4.11-B.)

                C-1      - Alabama's Registration Statement under the
                           Securities Act of 1933. (Filed electronically November 20, 1997, File Nos. 333-40629, 333-40629-01,
                           333-40629-02 and 333-40629-03.)

                C-2      - Georgia's Registration Statement under the
                           Securities Act of 1933. (Filed electronically January 8, 1998, File Nos. 333-43895, 333-43895-01,
                           333-43895-02 and 333-43895-03.)

                C-3      - Mississippi's Registration Statement under the
                           Securities Act of 1933. (Filed electronically February 28, 1998, File Nos. 333-45069, 333-45069-01
                           and 333-45069-02.)

                I        - Capitalization and Income Statement of The Southern
                           Company and Subsidiary Companies after giving effect to the issuance of the preferred securities.


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         B.    Financial Statements.

               Balance sheet of Alabama at September 30, 1997. (Designated in Alabama's Form 10-Q for the quarter ended September 30, 1997, File No. 1-3164.)

               Balance sheet of Georgia at September 30, 1997. (Designated in Georgia's Form 10-Q for the quarter ended September 30, 1997, File No. 1-6468.)

               Balance sheet of Mississippi at September 30, 1997. (Designated in Mississippi's Form 10-Q for the quarter ended September 30, 1997, File No. 0-6849.)

               Statements of Income of Alabama for the period ended September 30, 1997. (Designated in Alabama's Form 10-Q for the quarter ended September 30, 1997, File No. 1-3164.)

               Statements of Income of Georgia for the period ended September 30, 1997. (Designated in Georgia's Form 10-Q for the quarter ended September 30, 1997, File No. 1-6468.)

               Statements of Income of Mississippi for the period ended September 30, 1997. (Designated in Mississippi's Form 10-Q for the quarter ended September 30, 1997, File No. 0-6849.)




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                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.

Date: February 4, 1998      ALABAMA POWER COMPANY


                            By:     /s/Wayne Boston
                                     Wayne Boston,  Assistant Secretary


                            GEORGIA POWER COMPANY


                            By:     /s/Wayne Boston
                                     Wayne Boston,  Assistant Secretary


                            GULF POWER COMPANY


                            By:     /s/Wayne Boston
                                     Wayne Boston,  Assistant Secretary

                            MISSISSIPPI POWER COMPANY


                            By:     /s/Wayne Boston
                                     Wayne Boston,  Assistant Secretary


                            SAVANNAH ELECTRIC AND POWER COMPANY


                            By:     /s/Wayne Boston
                                     Wayne Boston,  Assistant Secretary